UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON,  D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

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THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Hanover Insurance Group, Inc. (“The Hanover”) announced that Frederick H. Eppinger, its President, Chief Executive Officer and a member of its Board of Directors, has submitted his resignation in such capacities effective on the date of the assumption of the duties and responsibilities of a successor chief executive officer.   The Board of Directors accepted Mr. Eppinger’s resignation on September 15, 2015.

In connection with the Board’s acceptance of Mr. Eppinger’s resignation, as well as his willingness to continue to provide transition services as an employee of The Hanover from the effective date of his resignation until June 30, 2016, Mr. Eppinger: (i) will continue to be paid at his current level of compensation through December 31, 2015; (ii) will be entitled to receive total compensation of $500,000 for his services to The Hanover from the period January 1, 2016 through June 30, 2016; (iii) will remain eligible to earn his 2015 annual bonus in the ordinary course consistent with past practices, subject to his remaining employed by the company through the date bonuses are paid for such year and achieving the applicable performance criteria established for such program; and (iv) will remain entitled to vest in the ordinary course in any equity-based awards held by him in accordance with the terms of such awards.  In light of the fact that most of any potential benefits under the Company’s Employment Continuity Plan, Mr. Eppinger’s August 14, 2003 offer letter or otherwise, are available only if there is both a change-in-control and a termination of employment related thereto, Mr. Eppinger has relinquished any claim to such benefits.

A copy of the press release announcing Mr. Eppinger’s resignation is attached as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of The Hanover Insurance Group, Inc. dated September 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.
(Registrant)

Date: September 16, 2015	By:	/s/ J. Kendall Huber
J. Kendall Huber
Executive Vice President, General
Counsel and Asst. Secretary

Exhibit 99.1	Press Release of The Hanover Insurance Group, Inc. dated September 15, 2015.